UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2012

MOLINA HEALTHCARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-31719	13-4204626
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 Oceangate, Suite 100, Long Beach, California 90802

(Address of principal executive offices)

Registrant’s telephone number, including area code: (562) 435-3666

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On February 17, 2012, the Division of Purchasing of the Missouri Office of Administration notified our Missouri health plan, Alliance for Community Health, LLC, doing business as Molina Healthcare of Missouri, that the health plan had not been awarded a contract under the Missouri HealthNet Managed Care Request for Proposal. As a result of its not being awarded a new contract, our Missouri health plan’s existing contract with the state will expire without renewal on June 30, 2012.

The Company has revised its guidance for fiscal year 2012 earnings from $1.80 to $1.75 per diluted share. Additional details regarding the Company’s fiscal year 2012 guidance will be discussed in connection with the report of our fourth quarter and fiscal year 2011 earnings to be issued on February 23, 2012.

The enrollment of our Missouri plan as of December 31, 2011 was 79,000 members, representing 4.7% of our total membership. The premium revenue of our Missouri plan for the quarter ended December 31, 2011 was $59.6 million, representing 4.7% of our total revenue in the quarter.

In accordance with generally accepted accounting principles pertaining to fiscal year-end estimates of goodwill impairment, as a result of our being notified of the prospective loss of the Missouri contract, the Company will take a one-time non-cash impairment charge of approximately $64.6 million, representing $1.34 per diluted share for the three months and year ended December 31, 2011. The charge relates to goodwill and intangible assets recorded at the time of the Company’s acquisition of the Missouri health plan in 2007. Most of the impairment charge is not tax deductible, resulting in a disproportionate impact to diluted earnings per share.

Note: The information furnished herewith pursuant to Item 7.01 of this current report shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be incorporated by reference into any registration statement or other document filed by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOLINA HEALTHCARE, INC.

Date: February 21, 2012	By: /s/ Jeff D. Barlow
Jeff D. Barlow Sr. Vice President – General Counsel, and Secretary